EDDIE BAUER REPORTS IMPROVEMENT IN FULL YEAR EBITDA ON SOFT HOLIDAY SALES

BELLEVUE, WA, January 21, 2009 - Eddie Bauer Holdings, Inc. (NASDAQ:EBHI) today reported preliminary comparable store sales and estimated adjusted EBITDA for the fourth quarter and full year. The Company is taking the step of releasing its estimated fourth quarter and full year adjusted EBITDA early because it is a key component of the Company’s loan covenants. The Company also announced that SG&A expense for the year is expected to be down by $45 to $50 million, well ahead of its previously announced target.

For fiscal 2008, the Company estimates that adjusted EBITDA will be in the range of $50 to $55 million, an increase of $8 to $13 million from the prior year. Estimated fourth quarter adjusted EBITDA will be in the range of $53 to $58 million, a decrease of $2 to $7 million from fourth quarter 2007. The estimated EBITDA presented is adjusted for certain non-recurring and nonoperational items.

“The retail environment in the fourth quarter was brutal, the worst in decades,” said Neil Fiske, President and Chief Executive Officer. “In spite of the recession in 2008, we managed to improve our year-over-year adjusted EBITDA and cash flow. Our sales were soft, but much of the market fared worse. Our turnaround program continues to show results, even in a tough environment.”

SALES RESULTS

Preliminary combined comparable store sales fell 5.7% for the quarter and 1.1% for the fiscal year when excluding the effect of foreign exchange rates resulting from the sharp fall in the Canadian dollar. Preliminary comparable store sales were as follows:

		Q4 2008(%)		FY 2008(%)
Comp store sales	Q4 2008 (%)	(Excl. CDN Impact)	FY 2008(%)	(Excl. CDN Impact)
Combined(retail & outlet)	(8.8)	(5.7)	(1.8)	(1.1)
Retail	(10.5)	(5.9)	(2.0)	(0.9)
Outlet	(5.4)	(5.4)	(1.5)	(1.5)

Comparable store sales for both the fourth quarter and fiscal 2007 have been calculated to include the addition of the first week of fiscal 2008, to make 2007 (a 52-week year) comparable to fiscal 2008, which is a 53-week fiscal year.

Preliminary net merchandise sales by channel were as follows:

	Q4 2008	Q4 2007	FY 2008	FY 2007
Net merchandise sales	($’s in millions)	($’s in millions)	($’s in millions)	($’s in millions)
Combined	356.0	377.6	971.3	989.4
Retail & outlet	255.9	274.2	697.1	711.4
Direct	100.1	103.4	274.2	277.9

Preliminary net merchandise sales for the fourth quarter declined 5.7% and for the full-year net merchandise sales for 2008 declined 1.8%, driven by a small decline in comparable store sales and a smaller store base. Comparisons for net merchandise sales are between fiscal years and are not adjusted for a 52 or 53 week period. The Company ended the year with 16 fewer retail stores and one more outlet store than at year-end 2007. Merchandise margins for the fourth quarter and year were lower due to the high level of promotional activity in the market.

Inventories at quarter-end were down approximately 13.8% in total and approximately 8.2% on a per store basis. Inventory percentages have not been adjusted for Canadian currency fluctuations or the 53rd week.

At year-end, cash balances were $60.4 million. There were no short-term borrowings outstanding and the balance outstanding under the senior term loan was $192.8 million at the end of the year. As of the end of the fourth quarter of 2008, the Company was in compliance with all its loan covenants. The Company will be closely monitoring covenants in the first quarter of 2009. The Company will explore possible modifications to its current debt terms and has engaged the investment banking firm of Peter J. Solomon Company to assist in this process.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general, and administrative expenses (SG&A), excluding non-recurring costs and the impact of the 53rd week in 2008, are estimated to be down $45 to $50 million for the year. This exceeded the upper end of the Company’s stated target of $25-30 million in SG&A reduction, and is primarily due to substantial savings from lower revenue-related expenses and better cost management. The Company benefited from substantial savings in revenue-related expenses.

The Company is taking further aggressive action to manage its cost structure and expenditures in 2009 in the face of the continuing economic downturn, including:

·	Setting a target for an additional $10-15 million reduction in year over year SG&A costs, excluding non-recurring items and the impact of the 53 rd week in 2008;
·	Limiting net capital spending to approximately $15 million;
·	Freezing salaries;
·	Adjusting certain benefits programs;
·	Cutting the size of its Board of Directors and reducing total Board costs by 40-50%, including approximately $0.5 million per year in cash payments; and
·	Accelerating product innovation and new launches.

“We are making good progress in our turnaround,” Fiske said. “But these are extraordinary times and we know we must do more to weather the storm. We are looking carefully and methodically at all areas of the Company and focusing our resources on the highest priority areas that are consistent with our direction. While cutting costs and preserving cash, we are also pushing forward with our new product lines and marketing programs. We will emerge from this recession leaner and poised for growth.”

The financial information contained in this release is preliminary in nature, based on information as of January 21, 2009, has not been audited, and may be subject to further adjustment. Investors should be aware that the Company has not yet finalized its results and that the Company’s preliminary numbers reflect management’s estimates, which could differ materially from actual results, if the information on which the estimates were based ultimately proves to be incomplete or incorrect. EBITDA is an important non-GAAP financial measure of operating performance. Loss before Income Tax Benefit is considered the comparable GAAP measure to EBITDA. As of the date of this press release, the Company has not completed its annual valuation of goodwill, trademarks and tax net operating loss carryforwards, and therefore cannot provide an estimate of Loss before Income Tax Benefit for comparison to the projected EBITDA information provided in this release. Adjustments to EBITDA include fees and costs associated with the merger termination in 2007, severance, asset impairments, fair value changes on convertible notes, and gains from modifications of benefit plans. EBITDA is used, with additional adjustments, to determine compliance with certain loan covenants. Net merchandise sales include sales from the Company’s retail and outlet stores and its direct channel, which includes its catalogs and websites, but does not include licensing revenue, shipping revenues or revenue generated by the Company’s joint venture. Comparable store sales include net merchandise sales from retail and outlet stores that have been open for one complete fiscal year. New store locations are excluded from our comparable store sales until they have been in operation for one complete fiscal year. Similarly, stores that are expanded or down-sized by more than 30% are also excluded from our comparable store base until they have been in operation in their new configuration for one complete fiscal year. Stores that are closed for more than 10 consecutive days are also excluded from the comparable store base. Comparable store sales do not include net sales from our catalogs and websites.

ABOUT EDDIE BAUER

Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells outerwear, apparel and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 376 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com. Eddie Bauer participates in a joint venture in Japan and has licensing agreements across a variety of product categories.

SAFE HARBOR STATEMENTS

All financial information related to fiscal 2008 in this press release is preliminary projected data as of January 21, 2009. This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential", qualifiers such as “preliminary”, and similar expressions. Forward-looking statements are not guarantees of future events, and the Company can provide no assurance that such statements will be realized. Forward-looking statements contained in this press release are based on estimates and assumptions, which assumptions and estimates may prove to be inaccurate, and involve risks and uncertainties. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including a continued downturn in the national and global economies; the ability to meet the covenants contained in our various credit facilities or obtain relief therefrom; changes in consumer confidence and consumer spending patterns; our inability to effectuate our proposed turnaround of Eddie Bauer as a premium quality brand and improve profitability of our retail and outlet stores, catalogs and website operations; our inability to hire, retain and train key personnel; risks associated with legal and regulatory matters; risks associated with rising energy costs; the volatility of foreign exchange rates as they impact our results of operations; risks associated with reliance on information technology; increased levels of merchandise returns not estimated by management; our inability to source our requirements from our current sourcing agents; disruption in our back-end operations; the inability of our joint venture partner to operate our joint venture effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; the Company’s inability to use its federal net operating loss carryforwards, whether as a result of lack of future income from tax purposes or otherwise; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, including the Company’s Annual Report on Form 10-K for the period December 29, 2007 and Quarterly Reports on Form 10-Q for the periods ended March 29, 2008, June 28, 2008 and September 27, 2008. The information contained in this release is as of January 21, 2009, and except as required by law, we undertake no obligation to update any of these forward-looking statements.

Contact:

Eddie Bauer Holdings, Inc.

Marv Toland, Chief Financial Officer - 1 425 755 6225